Exhibit 10.6

CAPITAL SUPPORT AGREEMENT

THIS CAPITAL SUPPORT AGREEMENT (this “Agreement”) is made as of February 21, 2008, by and between Northern Trust Corporation (the “Support Provider”) and Northern Trust Global Funds plc (the “Company”) on behalf of its sub-fund The U.S. Dollar Fund (the “Fund”).

W I T N E S S E T H

WHEREAS, the Company is an umbrella investment company with segregated liability between sub-funds and is authorised by the Irish Financial Services Regulatory Authority (the “Financial Regulator”) as an undertaking for collective investment in transferable securities pursuant to the UCITS Regulations 2003;

WHEREAS, the Fund is a money market fund that seeks to maintain a stable net asset value of $1.00 per share in accordance with the “Valuation of Assets” provisions set out in the Prospectus and Supplement for the Fund dated 4 July 2007 (together the “Prospectus”);

WHEREAS, the Fund holds notes (“Notes”) issued by Whistlejacket Capital LLC and/or White Pine Finance LLC (the “Issuer”);

WHEREAS, the investment policy of the Fund as set out in the Prospectus states that the Fund will invest in fixed and floating rate securities with a minimum credit rating of A2/P1 by Moody’s Rating Agency (the “Minimum Credit Rating”);

WHEREAS, the Notes have been downgraded to below the Minimum Credit Rating and accordingly in order to ensure compliance with the terms of the Prospectus, the Company on behalf of the Fund must dispose of the Notes as soon as possible but having regard to the best interests of the Fund and its shareholders;

WHEREAS, a sale of the Notes under current market conditions is unlikely to result in the full recovery of the Fund’s investments, and may cause the Fund to realize losses to the extent that it could maintain a stable net asset value of $1.00 per share;

WHEREAS, it is in the interest of the Support Provider and certain of its affiliates to maintain a stable net asset value for the Fund; and

WHEREAS, the Board of Directors of the Company (the “Board”) have considered this Agreement in determining whether disposal of the Notes currently would be in the best interests of the Fund and its shareholders.

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Support Provider and Company hereby agrees as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

(a) “Amortized Cost Value” means, with respect to any Eligible Note held by the Fund, the value of that Eligible Note as determined using the amortized cost method as such is described in the “Valuation of Assets” provisions in the Prospectus;

(b) “Capital Contribution” means a cash contribution by the Support Provider to a Fund pursuant to this Agreement for which the Support Provider does not receive any shares or other consideration from the Fund.

(c) “Contribution Event” means, with respect to any Eligible Note held by the Fund, any of the following occurrences:

(i)	Any sale of the Eligible Note by the Company on behalf of the Fund for cash in an amount, after deduction of any commissions or similar transaction costs, less than the Amortized Cost Value of the Eligible Note sold as of the date of settlement;

(ii)	Receipt of final payment on the Eligible Note in an amount less than the Amortized Cost Value of that Eligible Note as of the date such payment is received; or

(iii)	Issuance of orders by a court having jurisdiction over the matter discharging the Issuer from liability for the Eligible Note and providing for payments on that Eligible Note in an amount less than the Amortized Cost Value of that Eligible Note as of the date such payment is received.

The excess of the Amortized Cost Value of the Eligible Notes subject to a Contribution Event over the amount received by the Fund in connection with such Contribution Event shall constitute the “Loss” on such Eligible Notes.

(d) “Eligible Notes” means the Notes held by the Fund as portfolio securities on the date hereof or any securities or other instruments received in exchange for, or as a replacement of, the Notes as a result of an exchange offer, debt restructuring, reorganization or similar transaction pursuant to which the Notes are exchanged for or replaced with new securities of the Issuer or a third party, which are eligible under the terms of the investment policy as set out in the Prospectus.

(e) “Maximum Contribution Amount” means with respect to the Fund forty seven million five hundred thousand dollars ($47,500,000). The Maximum Contribution Amount may be increased at any time as agreed by the Company and the Support Provider.

(f) “Required Capital Contribution” means for the Fund on the date of any Contribution Event, a Capital Contribution in an amount sufficient for the Fund to maintain its net asset value per share at no less than the Minimum Permissible NAV, after giving effect to the Contribution Event and all payments received by the Fund in respect of the Eligible Notes. The net asset value for the purposes of calculating the amount of Required Capital Contribution shall exclude any account receivable or other asset representing the Support Provider’s obligations under this Agreement. Minimum Permissible NAV means with respect to the Fund $0.9950 for so long as the Fund is rated by Moody’s Rating Agency.

2. Covenants of the Fund. The Company on behalf of the Fund agrees that:

(a) To the extent consistent with the Fund’s interest, the Board shall consult with the Support Provider with respect to all decisions regarding each Eligible Note (including, but not limited to, any decision to sell the Eligible Note or to forgo the right to any payment) prior to the occurrence of a Contribution Event with respect to that Eligible Note.

(b) The Fund will retain any Capital Contribution and not include the Capital Contribution in any dividend or other distribution to the Fund’s shareholders. For the avoidance of doubt, for purposes of this subparagraph, the redemption of the Fund’s shares shall not constitute a “distribution” to shareholders.

(c) The Company on behalf of the Fund will promptly sell the Eligible Notes upon the earlier of (i) any change in the Support Provider’s short term credit ratings such that the Support Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7 promulgated under the United States Investment Company Act of 1940, As amended, or (ii) on the business day immediately prior to the date set forth in subparagraph 3(c)(iii).

3. Contributions to the Fund.

(a) If a Contribution Event occurs prior to the occurrence of a Termination Event (defined below), the Support Provider will make a Capital Contribution to the applicable Fund in the amount equal to the least of (i) the Loss incurred as a result of Contribution Event, (ii) the Required Capital Contribution, or (iii) the Maximum Contribution Amount reduced by the amount of any Capital Contribution previously made by the Support Provider to the Fund.

(b) The Support Provider shall make the Capital Contribution to the Fund not later than one business day after the occurrence of a Contribution Event, by 12:00 noon, Eastern Time. Each Capital Contribution made hereunder shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Fund.

(c) The obligation of the Support Provider to make Capital Contributions pursuant to this Agreement with respect to the Fund shall terminate upon the earlier of (such occurrence, the “Termination Event”), (i) the Support Provider has made Capital Contributions equal to the Maximum Contribution Amount, (ii) the Fund no longer holds Eligible Notes, or (iii) 5:00 p.m. Eastern Time on July 31, 2008.

4. Reliance by the Company and the Board. The Support Provider acknowledges and consents to:

(a) The Board’s reliance on the Support Provider’s obligations under this Agreement in making any determination required under the terms of the Prospectus; and

(b) For purposes of calculating the Fund’s daily net asset value in accordance with the terms of the Prospectus, the inclusion of the Capital Contribution that would be payable to the Fund under this Agreement if all of the Eligible Notes were sold on the date of such net asset value calculation; and

(c) The inclusion of the Capital Contribution that would be payable to the Fund in the Fund’s audited or unaudited financial statements, to the extent required by generally accepted accounting principles.

5. Representations and Warranties. The Support Provider hereby represents and warrants that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) It has the power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) All governmental and other consents that are required to have been obtained by it with respect to this Agreement to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f) It has obtained short-term credit ratings of A-1 from Standard & Poor’s, P-1 from Moody’s Investors Services and F-1 from Fitch Ratings.

6. General.

(a) Neither party may assign its rights under this Agreement to any person or entity, in whole or in part, without the prior written consent of the other party.

(b) No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

(c) If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

(d) Subject to the next sentence, all notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, return receipt requested, or when sent by facsimile or e-mail confirmed by call back. All notices shall be directed to the address set forth under the party’s signature or to such other address as either party may, from time to time, designate by notice to the other party.

(e) No amendment, change, waiver or discharge hereof shall be valid unless in writing and signed by the Support Provider and the Company, on behalf of the Fund; provided that, in no event shall any amendment, change, waiver or discharge hereof extend the date set forth in Section 3(c)(iii).

(f) This Agreement shall be governed in all respects by the laws of the state of Illinois without regard to its conflict of laws provisions.

(g) This Agreement constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

(h) This Agreement is solely for the benefit of the Fund, and no other person shall acquire or have any rights under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Support Provider has caused this Capital Support Agreement to be executed this 21st of February 2008.

NORTHERN TRUST CORPORATION

By:	/s/ William R. Dodds
Name:	William R. Dodds
Title:	Treasurer

ADDRESS FOR NOTICES:

50 South LaSalle Street
Chicago
Illinois 60675
United States of America

NORTHERN TRUST GLOBAL FUNDS PLC FOR AND ON BEHALF OF THE U.S. DOLLAR FUND

By:	/s/ John Fitzpatrick
Name:	John Fitzpatrick
Title:	Director

ADDRESS FOR NOTICES:
George’s Court
54-62 Townsend Street
Dublin 2 Ireland